TODD PACIFIC SHIPYARDS CORPORATION ANNOUNCES CONTRACT WITH UNITED STATES NAVY FOR MAINTENANCE WORK ON THE USS COLUMBUS SUBMARINE (SSN-762)

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                                                                                  206-623-1635 Ext. 106

SEATTLE, WASHINGTON...October 14, 2004... Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company") announced today that it has been notified that it has been awarded a contract with the United States Navy ("Navy") to accomplish preservation (blast and paint) of various bilges, tanks and the exterior hull on the USS COLUMBUS, a Los Angeles Class nuclear submarine (SSN-762). The work will be accomplished in drydock at the Puget Sound Naval Shipyard in Bremerton, Washington. The availability will commence October 15, 2004 and will be completed by May 31, 2005.

Todd Pacific's work will be performed under a firm fixed price contract which was awarded as a delivery order pursuant to the Company's ongoing Multiple Award Contract ("MAC") with the Navy.  The contract was competitively bid and was awarded on a best value basis. The award value is $9,737,934. Todd Pacific will be supported by its subcontractor, IMIA, LLC, a division of Earl Industries of Portsmouth, Virginia.

Todd Pacific is a wholly owned subsidiary of Todd Shipyards Corporation (NYSE symbol TOD).  The company performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest.  Its customers include the U.S. Navy, the U.S. Coast Guard, the Washington State Ferry system, the Alaska Marine Highway system, and other government units, plus cruise ships, U.S. flag cargo carriers, fishing boats, tankers, tugs and barges.

Todd has operated a shipyard in Seattle since 1916 and has extensive operations at the Puget Sound Naval Shipyard in Bremerton, Washington where it supports the overhaul and maintenance of nuclear aircraft carriers and submarines for the United States Navy.